Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Tuesday, August 8, 2006	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2006 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT), today reported a second quarter net loss of $27,000 or ($0.00) per Class A Unit, on revenues of $1.2 million. In the second quarter of 2005, the Partnership reported a net profit of $26,000, or ($0.00) per Class A Unit, on $1.5 million in revenues. The second quarter 2006 results include a favorable nut price adjustment from 2005 of $343,000 and results from the second quarter of 2005 reflect a crop insurance settlement of $147,000. The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the total year’s harvest

Nut revenues were $735,000 for the three months ended June 30, 2006, compared to $456,000 in the prior year, due to slightly different weather patterns affecting the timing of the harvest. Farming service revenues were $553,000 or approximately 47% lower than the previous quarter, again due to the timing of the harvest.

For the first six months of 2006, revenues were $2.8 million with a net loss of $127,000, or ($0.02) per Class A Unit. Revenues in the first six months of 2005 were $4.6 million and the net loss was $1,000, or ($0.00) per Class A Unit. Despite the smaller crop in the first half of the year, the Partnership expects full year production for 2006 to approximate historical averages.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2006	2005	2006	2005

Macadamia nut sales	$735	$456	$1,335	$2,624
Contract farming revenue	553	1,045	1,476	1,933
Total revenues	1,288	1,501	2,811	4,557
Cost of goods and services
Costs of macadamia nut sales	322	296	735	1,924
Costs of contract farming services	522	987	1,360	1,788
Total cost of goods sold	844	1,283	2,095	3,712
Gross income	444	218	716	845
General and administrative expenses
Legal fees paid to related party	41	8	76	16
Other	364	280	658	530
Total general and administrative expenses	405	288	734	546
Extinguishment of management agreement	—	—	—	(326)
Operating income (loss)	39	(70)	(18)	(27)
Other income	7	147	8	147
Interest expense	(45)	(44)	(105)	(94)
Interest income	2	1	13	3
Income before tax	(11)	34	(102)	29
Income tax expense	16	8	25	30
Net income (loss)	$(27)	$26	$(127)	$(1)

Net cash flow (as defined in the Partnership Agreement)	$(306)	$(262)	$(313)	$66

Net loss per Class A Unit	$(0.00)	$(0.00)	$(0.02)	$(0.00)

Net cash flow per Class A Unit	$(0.04)	$(0.03)	$(0.04)	$0.01

Cash distributions per Class A Unit	$0.05	$0.05	$0.10	$0.10

Class A Units outstanding	7,500	7,500	7,500	7,500